Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated April 03, 2024, which includes an explanatory paragraph as to the Chenghe Acquisition II Co.’s ability to continue as a going concern, relating to the financial statements of Chenghe Acquisition II Co. as of March 04, 2024 and for the period from January 15, 2024 (inception) to March 04, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

May 29, 2024

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